Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SELECTIS HEALTH, INC.

Entity Name: Selectis Health, Inc.

Entity No. 698994-0142

These Amended and Restated Articles of Incorporation were adopted as an amendment to the Articles of Incorporation of the corporation effected by merger pursuant to Subsection 16-10a-1104(2)(d) of the Utah Revised Business Corporation Act, and no vote of the shareholders of the corporation was required.

The Articles of Incorporation of Selectis Health, Inc., a Utah corporation, are amended and restated in their entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Selectis Health, Inc.

ARTICLE II

PURPOSE

The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Utah Revised Business Corporation Act.

ARTICLE III

DURATION

The period of duration of the corporation is perpetual.

ARTICLE IV

SHARES

The corporation is authorized to issue one thousand (1,000) shares of common stock, no par value.

ARTICLE V

REGISTERED OFFICE AND REGISTERED AGENT

The street address of the registered office of the corporation is 2005 E 2700 S, Ste 200, Salt Lake City, Utah 84109, and the name of the registered agent of the corporation at that office is NUCO Filings Corp.

SELECTIS HEALTH, INC.

By:	/s/ Krystal Eckhart
Name:	Krystal Eckhart
Title:	Interim CFO